EX-99.CODE ETH

ELKHORN FUNDS

CODE OF CONDUCT FOR

SENIOR EXECUTIVE AND FINANCIAL OFFICERS

I.	INTRODUCTION

The reputation and integrity of the investment companies advised by Elkhorn Investments, LLC (the “Funds”) are valuable assets that are vital to the Funds’ success.  Each officer of the Funds, and officers and employees of Elkhorn Investments, LLC (“Elkhorn”), investment adviser to the Funds, who work on Fund matters, including each of the Fund’s senior financial officers (“Senior Officers”), is responsible for conducting each Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity.  Senior Officers include the Chief Executive Officer (who is the principal executive officer), the Chief Financial Officer (who is the principal accounting and the principal financial officer), and any person who performs a similar function.

The Funds, along with several Elkhorn entities, have adopted a Code of Ethics under Rule 17j-1 (the “Rule 17j-1 Code”) under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or directors of the Funds and those Elkhorn entities know about present or future Fund transactions or have the power to influence those transactions, and engage in transactions with respect to those same securities in their personal accounts or otherwise take advantage of their position and knowledge with respect to the Funds’ transactions in those securities.  In an effort to prevent these conflicts, and in accordance with Rule 17j-1, the Funds adopted their Rule 17j-1 Code to prohibit transactions and conduct that create conflicts of interest, and to establish reporting requirements and enforcement procedures for any actual or apparent conflicts.

The Sarbanes-Oxley Act of 2002 (the “Act”) was designed to address corporate malfeasance and to help assure investors that the companies in which they invest are accurately and completely disclosing financial information.  Under Section 406 of the Act, all public companies, including the Funds, must either have a code of ethics for their Senior Officers, or disclose why they do not.  The Act was intended to prevent situations where a company creates an environment in which employees are afraid to express their opinions or to question unethical and potentially illegal business practices.

The Funds have chosen to adopt this Code of Conduct (this “Code”) to encourage its Senior Officers, and other Fund officers and Elkhorn employees, to act ethically and to question potentially unethical or illegal practices, and to strive to ensure that the Funds’ financial disclosures are complete, accurate, and understandable.  This Code is separate from, and complementary to, the Rule 17j-1 Code to which each Senior Officer and Elkhorn employee remain subject.

II.	PURPOSES OF THIS CODE OF CONDUCT

The purposes of this Code are to:

A.	Promote honest and ethical conduct among the Senior Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B.
Assist the Senior Officers to recognize and avoid conflicts of interest, including disclosure to an appropriate person of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

C.
Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications the Fund makes;

D.	Promote compliance with applicable laws, rules and regulations;

E.	Encourage the prompt internal reporting to an appropriate person of violations of the Code; and

F.	Establish accountability for adherence to this Code.

III.	OVERSIGHT OF AND QUESTIONS ABOUT THIS CODE

The Funds’ Board of Trustees (the “Board”) has designated the Funds’ Chief Compliance Officer to be the Compliance Officer for the implementation and administration of this Code.

IV.	HANDLING OF FINANCIAL INFORMATION

The Funds have adopted guidelines under which its Senior Officers perform their duties.  However, the Funds expect that all officers or employees of Elkhorn or the principal underwriter who participate in the preparation of any part of any Fund’s financial statements follow these guidelines with respect to each Fund:

A.	Act with honesty and integrity and avoid both violations of this Code and actual or apparent conflicts of interest with the Funds;

B.
Disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Fund.  A “conflict of interest” occurs when a Senior Officer’s private interest interferes with the interests of, or his or her service to, the Fund.  You should disclose these transactions or relationships whether you are involved or have only observed the transaction or relationship.  If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Chair of the Board’s Audit Committee (the “AC Chair”);

C.
Provide information to the Fund’s other officers and appropriate employees of service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable;

D.	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund’s periodic reports;

E.	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code of 1986;

F.	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated;

G.	Respect the confidentiality of information acquired in the course of your work;

H.	Maintain skills important and relevant to the Fund’s needs;

I.	Promote ethical behavior in your work environment;

J.	Responsibly use and control all Fund assets and resources employed or entrusted to you; and

K.	Record entries in the Fund’s books and records that are accurate to the best of your knowledge and belief.

V.	INTERPRETATIONS OF, AND WAIVERS UNDER, THIS CODE

A.               Whether conduct of the type covered by this Code is or is not “honest and ethical,” whether a person has acted with “integrity,” and whether a potential conflict of interest is “actual” or merely “apparent,” are not susceptible of precise definitions or determinations, and are ultimately matters of interpretation and judgment.  It is important that interpretations and judgments with respect to conduct that might be considered as violative of this Code are made by persons who are not directly involved in the possible violation, who are qualified to exercise that judgment, and who are in a position to exercise independence when exercising their judgment.  Generally, interpretations of this Code should be made by a combination of (a) one or more Senior Officers who are not involved in the possible violation, and the Compliance Officer, and (b) counsel to the independent trustees of the Board (“IT Counsel”).  Therefore, once a person has fully disclosed the facts surrounding a possible conflict or violation to the Senior Officers, the Compliance Officer or IT Counsel, those persons should meet, in person, by phone, or by email, to exchange views about the possible violation and to make a determination whether the conduct in question violates this Code or presents an actual, material conflict of interest.

B.               Senior Officers and other parties subject to this Code may request a waiver of a provision of this Code (or the Rule 17j-1 Code) by submitting their request in writing to the Compliance Officer for appropriate review.  The Compliance Officer, a Senior Officer (other than the person whose conduct is in question) or the AC Chair will decide whether to grant a waiver.  All waivers of this Code must be disclosed to the full Audit Committee, and to the extent required by SEC rules, to the Fund’s shareholders.

VI.	CERTIFICATION

Each Senior Officer will be asked to certify, both initially and then on an annual basis, that he or she is in full compliance with this Code.  The forms of such certifications are attached hereto as Exhibits A and B.

VII.	REPORTING SUSPECTED VIOLATIONS

A.               Senior Officers or other officers of the Funds or employees of Elkhorn who work on Fund matters who observe, learn of, or, in good faith, suspect a violation of the Code must immediately report the violation to the Compliance Officer, a Senior Officer, or to the AC Chair.

B.               Because service providers such as the administrator, outside auditor, and custodian provide much of the work relating to the Funds’ financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct.  You should report these actions to the Compliance Officer even if you know, or think, that the service provider has its own code of ethics for its employees.

C.               Senior Officers or other officers or employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

VIII.	VIOLATIONS OF THE CODE

A.               Dishonest, unethical or illegal conduct will constitute a violation of this Code, regardless of whether this Code specifically refers to that particular conduct.  A variety of laws apply to the Funds and their operations, including the Securities Act of 1933, the 1940 Act, state laws relating to duties owed by investment company directors and officers, and criminal laws.  The federal securities laws generally prohibit an investment company from making material misstatements in its prospectus and other documents filed with the SEC, or from omitting to state a material fact.  These material misstatements and omissions include financial statements that are misleading or omit material facts.

B.               Examples of criminal violations of the law include stealing, embezzling, misapplying corporate or bank funds, making a payment for an expressed purpose on a Fund’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials or businesses in connection with any of the Funds’ activities.  The Funds must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.

C.                The Compliance Officer or other appropriate person to whom a potential violation is reported (“Investigating Officer”) will take all appropriate action to investigate any potential violations reported to him or her.  If, after such investigation, the investigating officer believes that no material violation has occurred, the investigating officer is not required to take any further action.  Any matter that the Investigating Officer believes is a material violation will be reported to the AC Chair.  If the full Audit Committee concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Elkhorn or its board of managers; or a recommendation to dismiss the affected individual as a Senior Officer of the Funds.

IX.	AMENDMENTS

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

X.	CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, IT Counsel thereof, and Elkhorn and its counsel.

XI.	INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any person or entity, as to any fact, circumstance, or legal conclusion.

XII.	RECORDKEEPING REQUIREMENTS

1.	These procedures, and all certificates hereunder, will be retained for at least seven years.

2.	The Chief Financial Officer is responsible for maintaining all relevant records.

XIII.	POLICY OWNERS

The Board
Chief Compliance Officer
Chief Executive Officer
Chief Financial Officer
IT Counsel

XIV.	RESPONSIBLE PARTIES

Chief Executive Officer
Chief Financial Officer
Chief Compliance Officer
IT Counsel

First adopted April 7, 2015.